EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-209089) of Rice Midstream Partners LP,

(2)	Registration Statement (Form S-1 No. 333-207977) of Rice Midstream Partners LP,

(3)	Registration Statement (Form S-3 No. 333-214313) of Rice Midstream Partners LP, and

(4)	Registration Statement (Form S-8 No. 333-201169) pertaining to the 2014 Long Term Incentive Plan of Rice Midstream Partners LP;
of our reports dated March 1, 2017, with respect to the consolidated financial statements of Rice Midstream Partners LP and the effectiveness of internal control over financial reporting of Rice Midstream Partners LP included in this Annual Report (Form 10-K) of Rice Midstream Partners LP for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 1, 2017